EXHIBIT 1


                              CONSULTING AGREEMENT


         This Consulting Agreement dated effective as of January 8, 1998 (the "Agreement"), is made and entered into by and between XR CO., a Florida corporation (the "Consultant"), and OCEAN OPTIQUE DISTRIBUTORS, INC., a Florida corporation (the "Company").


                                  WITNESSETH:

         WHEREAS, the Company represents that it has been notified that it will lose its NASDAQ listing in February 1998 for the failure to meet NASDAQ's minimum net worth and stock price thresholds;

         WHEREAS, the Company has represented to the Board of Directors of the Company (the "Board") that the Company is suffering from severe cash flow deficits, such that the Company is at risk of failing to meet its obligations as they ordinarily become due;

         WHEREAS, the Company represents that it requires financial relief for oridinary working capital purposes, including the release of product ready for delivery to the Company, which the Company critically needs;

         WHEREAS, the Consultant has certain knowledge, experience, and expertise in working through the Company's financial and legal problems and has access to capital;

         WHEREAS, it is the desire of the Company to engage the Consultant as an independent contractor to perform consulting services and capital enhancement;

         WHEREAS, the Company and the Consultant desire to set forth the terms and conditions of the Consultant's engagement with the Company; and

         WHEREAS, the foregoing recitals are an integral part of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing promises and the mutual undertakings and covenants herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:


                                   ARTICLE I

                                 DEFINED TERMS

         The following terms shall have the respective meanings set forth below for all purposes of this Agreement:


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         1.01. SERVICES. The term "Services" shall mean, individually and collectively, the following:

         (i)      streamlining the Company's operations;

         (ii)     negotiating and settling the Revlon Dispute;

         (iii) implementing strategies to improve the financial condition of the Company;

         (iv) cooperate with management's negotiations of supply agreements with the Company's vendors; and

         (v) implementing new products and expanding the markets for the Company's products.

         1.02. COMMON STOCK. The term "Common Stock" shall mean the common stock, no par value per share, of the Company. There are currently 10,000,000 shares of Common Stock authorized, of which all such shares are issued and outstanding or are reserved for issuance pursuant to options, warrants, subscription rights, and conversion privileges of any other securities of the Company.

         1.03. SERIES D PREFERRED STOCK. The term "Series D Preferred Stock" shall mean preferred stock of the Company having the following preferences, designations, rights, and limitations:

         (i) VOTING. The Series D Preferred Stock shall vote with the Common Stock as one class (and as otherwise permitted under Florida law) and shall be entitled to 6.5 votes per share of Common Stock.

         (ii) DIVIDENDS. The Series D Preferred Stock shall be entitled to dividends at the rate of 2.5% of the liquidation value thereof. Dividends shall begin to accrue on July 1, 1998, and shall be cumulative.

         (iii) LIQUIDATION. The liquidation value of the Series D Preferred Stock shall be $0.00 until June 30, 1998, and shall thereafter be $0.35 per share, plus accumulated but unpaid dividends.

         (iv) SUBORDINATION; PRIORITY. The Series D Preferred Stock shall be subordinate in liquidation and the payment of dividends to the Series A Cumulative Convertible 3% Preferred Stock, the Series B Cumulative Convertible 2% Preferred Stock, and the Series C Non-Cumulative Convertible Preferred Stock. No liquidating distributions shall be paid on any share of Common Stock or other equity security of the Company not described in this Clause (iv) until the holder(s) of the Series D Preferred Stock shall have received


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                  liquidating distributions totaling the aggregate liquidation value and accumulated but unpaid dividends on all shares of Series D Preferred Stock or its earlier conversion. No dividends shall be declared, set aside, or paid on any share of Common Stock or other equity security of the Company not described in this Clause (iv) until the holder(s) of the Series D Preferred Stock shall have received dividend distributions totaling the aggregate accumulated but unpaid dividends, together with the dividends accrued for the period immediately prior to such declaration, set aside, or payment, on all shares of Series D Preferred Stock.

         (v) CONVERSION. Each share of Series D Preferred Stock shall be convertible into 6.5 shares of Common Stock, or fraction thereof, for each $0.35 of liquidation value plus accumulated but unpaid dividends associated with such share. The Series A Preferred Stock shall be convertible, in whole or in part, from time to time, at the election of the holder(s) thereof at any time.

         (vi) ANTI-DILUTION; PRE-EMPTIVE RIGHTS. The Series D Preferred Stock shall be anti-dilutive with respect to its voting rights and conversion privilege. In addition, the holder(s) of the Series D Preferred Stock shall be entitled to pre-emptive rights with respect to any sale of Common Stock or other equity securities of the Company on the same terms and conditions.

         1.04. REVLON DISPUTE. The term "Revlon Dispute" shall mean that certain dispute between the Company and Revlon with respect to certain licensing and other transactions between the Company and Revlon.

         1.05. NET TANGIBLE ASSETS. The term "Net Tangible Assets" shall mean the total assets, excluding good will, minus total liabilities, of the Company.


                                   ARTICLE II

                            DUTIES OF THE CONSULTANT

         2.01. AVAILABILITY OF CONSULTANT, SERVICES. The Consultant shall be available during normal business hours to consult, on an as-needed basis, with the Board, officers, department heads, and/or administrative staff of the Company, provided, however, that the Consultant shall be accountable only to the Board. Management of the Company shall not direct nor interfere with the Consultant's performance of the Services hereunder. The Consultatnt shall use its best efforts to accomplish each of the Services, although the failure to accomplish any one or more of the Services shall not be a breach of this Agreement.

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         2.02. INDEPENDENT CONTRACTOR STATUS. The Company and the Consultant
hereby agree that the Consultant is being retained by the Company in the capacity of an independent contractor and not as an employee or agent of the Company. The Company and the Consultant further agree that nothing in this Agreement shall create, or shall be construed as creating, any form of partnership, joint venture, or other affiliation that would operate to permit the Consultant to bind the Company with respect to any matter or would cause the Company to be liable for any action of the Consultant, and the Consultant hereby agrees that it will not represent to any third party that its engagement by the Company is in any capacity other than as an independent contractor.

         2.03. EMPLOYMENT TAX WITHHOLDINGS. The Consultant hereby acknowledges and agrees that he shall be solely responsible for all federal, state, and local income and employment tax withholdings and matching requirements and hereby convenants and agrees to file all required estimated and other tax statements and returns required of an independent contractor. The Consultant hereby acknowledges and agrees that the Company will issue the Consultant an Internal Revenue Service Form 1099 (or successor form, if any) each year reflecting the payment of fees (if in excess of $600) to the Consulting during the previous calendar year.

         2.04. ENGAGEMENT OF CONTRACTOR BY THIRD PARTIES. The Consultant shall devote such time and manpower as shall be necessary or appropriate to perform the Services, provided, however, that nothing in this Agreement shall preclude the Consultant from providing similar consulting or other services for third parties, whether or not such third parties may or may not be competitors of the Company, so long as the provision of such outside services do not hinder the timely performance of the Consultant's obligations under this Agreement.

         2.05. CONFIDENTIALITY. The Consultant hereby agrees that it will keep in strictest confidence and will not utilize for its own benefit or disclose to any person (other than employees, attorneys, accountants, and other persons retained or employed by the Consultant and whose assistance is reasonably necessary to provide the Services) any Confidential Information of the Company that the Consultant acquires or is apprised of, whether directly or indirectly, or intentionally or unintentionally. "Confidential Information" shall mean trade secrets, non-public information, and proprietary information of the Company, including, but not limited to, information concerning its finances, business plans, marketing plans and techniques, customers, suppliers, representatives, objectives, analyses, studies, records, results of operations, test results, and similar information, provided, however, that Confidential Information shall not include any information in the public domain or generally available to the public, any information developed by a party on its own and without the assistance of the other party or its services or activities hereunder, or information available to a party from a third party unrelated to the activities of the parties under this Agreement and who is not under any obligation to refrain from releasing or disclosing such information. The Consultant hereby agrees to return to the Company all documents or other materials reflecting such secrets, information, and date (including all copies thereof, whether paper, magnetic, electronic, or digital, or certifying the destruction thereof) within 30 days following the termination of this Agreement.


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         2.06. TERM OF AGREEMENT. This Agreement shall commence on the date first written above and shall terminate on the date 12 months therefrom. This Agreement may be terminated prior thereto by the Company only if the Consultant shall be in material breach of any term or condition of this Agreement and shall have failed to cure such breach within 30 days following written notice from the Company specifying the nature of the breach. The Consultant may terminate this Agreement at any time in its sole discretion, provided, however, that if the Consultant shall terminate this Agreement prior to July 1, 1998, it shall forfeit any shares of Series D Preferred Stock that have not been earned as of such date and shall forfeit the right to receive shares of Common Stock not previously received that are payable pursuant to Section 3.01 after the date of termination.


                                  ARTICLE III

                                      FEES

         3.01. BASIC PAYMENT. In consideration for the Services to be rendered by the Consultant pursuant to this Agreement, the Company hereby agrees to pay to the Consultant, when authorized shares are available, a base payment equal to 400,000 shares of Common Stock payable 33,333 shares on the date of execution of this Agreement, and 33,333 shares on the first day of each month thereafter, commencing February 1, 1998, provided, however, that the payment on December 1, 1998, shall be 33,337 shares. The Company shall deliver one or more certificates respresenting the shares of Common Stock received in each month on or before the last day of such month.

         3.02. REIMBURSEMENT OF EXPENSES. The Consultant shall be reimbursed by the Company for all reasonable costs and expenses incurred by the Consultant in negotiating, preparing, and closing this Agreement, in providing the Services; in effecting the redemption, if any, of any shares of Series D Preferred Stock; or in futherance of any other provision of this Agreement. The Company shall provide an automobile and cellular phone for the Consultant's exclusive use during the term of this Agreement. The Company shall reimburse such costs and expenses within five days following the presentation of invoices or receipts therefor.


                                   ARTICLE IV

                              CAPITAL ENHANCEMENT

         4.01. ISSUANCE OF SERIES D PREFERRED STOCK. Upon the execution of this Agreement, the Company shall issue to the Consultant and/or affiliated or associated assigns 2,846,154 shares of Series D Preferred Stock and file a certificate of designation with the Secretary of State of Florida for the Series D Preferred Stock. In consideration therefor, the Consultant shall increase the tangible equity capital of the Company by no less than $1,000,000 before July 1, 1998.

         4.02. REDEMPTION RIGHT OF THE COMPANY. The shares of Series D Preferred Stock are not redeemable by the Company, except that the Company shall redeem shares of Series D Preferred Stock from the Consultant at a redemption price of $0.001 per share thereof only in accordance with the following schedule:



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         (i)      If the Consultant has increased the tangible equity capital of the Company by at least $750,000 but less than $1,000,000 before July 1, 1998, then the Company shall be entitled to redeem 711,538 shares of Series D Preferred Stock;

         (ii) If the Consultant has increased the tangible equity capital of the Company by at least $500,000 but less than $750,000 before July 1, 1998, then the Company shall be entitled to redeem 1,423,077 shares of Series D Preferred Stock;

         (iii) If the Consultant has increased the tangible equity capital of the Company by at least $250,000 but less than $500,000 before July 1, 1998, then the Company shall be entitled to redeem 2,134,615 shares of Series D Preferred Stock;

         (iv) If the Consultant has failed to increase the tangible equity capital of the Company by at least $250,000 before July 1, 1998, than the Company shall be entitled to redeem all of the shares of Series D Preferred Stock.

         The Company's right of redemption pursuant to this Section 4.02 shall terminate upon the earlier of the termination of this Agreement or the increase in the Company's Net Tangible Assets by $1,000,000.

         4.03. BONUS. If the Consulant is successful in increasing the Net Tangible Assets of the Company by at least $1,000,000 before the Company's Common Stock is delisted on the NASDAQ Exchange pursuant to the existing notice from NASDAQ regarding delisting the Company, the Consultant shall receive an option to purchase that number of shares of Common Stock, when authorized shares are available, equal to 1% of the outstanding Common Stock of the Company on a fully diluted basis. The exercise price per share of Common Stock shall equal the closing price per share of Common Stock on NASDAQ on the date that the Consultant completes the increase in the Company's tangible equity capital above $1,000,000. If shares of Common Stock have not been traded on such date, then the exercise price shall be the difference between the last quoted bid and ask prices.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Company hereby represents and warrants to the Consultant each of the following as of the effective date of this Agreement.

         5.01. EXISTENCE. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Company is duly qualified to transact business, and is in good standing, in each jurisdiction where the nature of its business or properties



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requires such qualification. The Company has all requisite power, authority, licenses, permits, and approvals material to the ownership and operation of its properties and to the carrying on of its business.

         5.02. CAPACITY. The Company has all requisite power and authority to execute, deliver, and perform under this Agreement.

         5.03. AUTHORIZATION. The execution and delivery of, and performance by the Company under this Agreement (a) have been duly authorized by all requisite action; (b) are not in contravention of the terms of its Articles of Incorporation or Bylaws; and (c) are not in contravention of the terms of any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage or deed of trust, or other material agreement, undertaking, or arrangement (written or oral) to which the Company is a party or by which it (or any of its assets) may be bound, except this Agreement may violate that certain Loan and Security Agreement with Coast Business Credit.

         5.04. VALIDITY. This Agreement, when executed and delivered by all parties thereto, will constitute the valid, legal, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, or other laws affecting creditors' rights or the collection of debtors' obligations generally from time to time in effect.

         5.05. COMPLIANCE WITH LAWS. The Company is not, and the execution, delivery, and performance of, and compliance with, the terms of this Agreement will not cause the Company to be, in violation of any law, regulation, ruling, or order or any federal, state, or local government or governmental agency or any federal or state court in any respect that could have any material adverse effect whatsoever upon (a) the validity, performance, or enforceability of any of the terms of this Agreement; or (b) the financial condition or business operations of the Company.

         5.06. NET TANGIBLE ASSETS. The Company's net tangible assets are not less than $1,200,000 as of 9/30/1997.

                                   ARTICLE VI

                                 MISCELLANEOUS

         6.01. FURTHER ASSURANCES. The Company hereby agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

         6.02. SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

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         6.03. CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

         6.04. GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

         6.05. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

         6.06. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         6.07. GOVERNING LAW; VENUE. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE PROPER ONLY IN DADE COUNTY.

         6.08. COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

         6.09. INUREMENT. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

         6.10. WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

         6.11. AMENDMENT. This Agreement may be amended only by the unanimous written consent of the parties hereto.

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

         6.12. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

         IN WITNESS WHEREOF, the parties to this Agreement have set their hands hereto as of the date first written above.

                             THE COMPANY

                             OCEAN OPTIQUE DISTRIBUTORS, INC.

                             /s/ RONALD L. DARATA
                             --------------------------------------------
                             By: Ronald L. Darata, Chief Executive Officer


                             THE CONSULTANT

                             XR CO., INC.

                             /s/ ROBERT L. KOEPPEL
                             --------------------------------------------
                             By: Robert L. Koeppel, Chief Executive Officer

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